Exhibit 10.69

THE ALLMERICA FINANCIAL CORPORATION

EMPLOYMENT CONTINUITY PLAN

THE ALLMERICA FINANCIAL CORPORATION

EMPLOYMENT CONTINUITY PLAN

ARTICLE 1

Purpose

1.1	The purpose of the Plan is

(a)	to keep top management employees focused on the interests of the Company’s shareholders and to secure their continued services in addition to their undivided dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to the possibility of, a Change in Control; and

(b)	to ensure that Participants do not (i) solicit or assist in the solicitation of employees, agents and/or policyholders of the Company or any affiliate for a specified period, or (ii) disclose any confidential or proprietary information of the Company or any affiliate prior to or after a Change in Control.

ARTICLE 2

Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Article:

2.1

Anticipatory Change in Control: (i) Any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) commences a tender offer for securities, which if consummated, would result in such person owning 20% or more of the combined voting power of the Company’s then outstanding securities, (ii) the Company enters into an agreement the consummation of which would constitute a Change in Control, (iii) the submission of a nominee or nominees for the position of director of the Company by a shareholder or group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board or the Committee determines might or is intended to result in a Change in Control of the Company, (iv) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) (1) becomes the beneficial owner, directly or indirectly, of capital stock of the Company in an amount which requires the filing of Schedule 13D or its equivalent form pursuant to the rules and regulations under the 1934 Act; and (2) such Schedule 13D or its equivalent filing indicates that the purpose of such capital stock acquisition is part of a plan or proposal that the Board or Committee determines could lead to a Change in Control; or (v) any other event occurs which is deemed to be an Anticipatory Change in Control by the Board or the Committee.

2.2	Board: The Board of Directors of Allmerica Financial Corporation or any successor entity thereto.

2.3	Cause: (i) The continued willful failure of a Participant to perform substantially his or her duties with the Company or any affiliate (other than any such failure resulting from the Participant’s incapacity due to disability within the meaning of the Company’s short term disability plan as in effect at the time such determination is made) after ten (10) days prior written notice from the Board; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony ; (iii) the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or any affiliate; or (iv) the breach by the Participant of any nondisclosure or nonsolicitation agreement with the Company or any affiliate, including but not limited to the agreements provided under sections 5.2 and 6.5 hereof.

2.4

Change in Control: (i) The members of the Board at the beginning of any consecutive twenty-four (24) calendar month period (the “Incumbent Directors”) cease at any time during such period for any reason other than due to death, Disability or Retirement (in the event of a member’s death, Disability or Retirement, such member shall be deemed to continue as an Incumbent Director until such member’s seat on the Board is filled) to constitute at least a majority of the members of the Board, provided that any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of such Incumbent Directors shall be treated as an Incumbent Director; (ii) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, except this provision shall not be applicable if the Company, in connection with raising capital (including through the issuance of debt or other securities which are convertible into securities with voting power), voluntarily agrees to issue to a “person” or a “group” (as defined above) in such a transaction, securities aggregating (when combined with securities owned by such person or group immediately prior to such transaction) 35% or more, but less than a majority, of the combined voting power of the Company’s then outstanding securities (but this exception shall not apply to any subsequent transfer, except to the extent agreed to by the Company, in writing, at the time such securities are issued); (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires the approval of the Company’s stockholders (excluding a corporate transaction involving solely the Company and its affiliates) (a “Business Combination”), unless the stockholders immediately prior to such Business Combination own more than 50% of the total voting power of the successor corporation resulting from such Business Combination or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to such Business Combination; (iv) the stockholders of the Company approve a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company. Notwithstanding the foregoing, if any payment or benefit payable hereunder upon or following a Change in Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code and the guidance thereunder to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets, described in IRS Notice 2005-1 or any successor guidance.

2.5	Code: The Internal Revenue Code of 1986, as amended from time to time.

2.6	Committee: The Compensation Committee of the Board or such other committee or persons designated by the Board.

2.7	Company: Allmerica Financial Corporation or any successor entity thereto, including without limitation, the transferee of all or substantially all of the stock or assets of the Company.

2.8	Coverage Period: The three-year period commencing on the date of termination of employment with the Company and its affiliates for Category 1 Participants; the two-year period commencing on the date of termination of employment with the Company and its affiliates for Category 2 Participants; and the one-year period commencing on the date of termination of employment with the Company and its affiliates for Category 3 Participants.

2.9	Disability: With respect to members of the Board, the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

2.10	Effective Date: The date on which the Plan becomes effective as set forth in section 3.1 hereof.

2.11	Excess Plan: Any nonqualified plan which provides supplementary retirement benefits for participants with compensation in excess of the section 401(a)(17) and section 415 limits of the Code, as from time to time amended.

2.12

Good Reason: Upon or subsequent to a Change in Control, without the Participant’s express written consent, (i) any change in the duties or responsibilities of the Participant that are inconsistent in any material and adverse respect with the Participant’s duties or responsibilities immediately prior to the Change in Control; provided, that the mere fact that the Company is no longer a public company or has become a subsidiary after the Change in Control shall not in and of itself constitute Good Reason hereunder, (ii) a reduction in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control, or a failure to provide an annual target bonus opportunity (including any adverse change in the formula for such annual bonus target but excluding the conversion of any cash bonus arrangement into an equity incentive arrangement of commensurate value) substantially similar to that which was in effect immediately prior to such Change in Control; (iii) a failure to provide benefits which are substantially similar in the aggregate to the benefits under any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Participant is participating immediately prior to the Change in Control (excluding any across-the-board reduction in benefits effected with respect to all executive employees of the Company after the Change in Control); (iv) any requirement that the Participant relocate to an office more than 35 miles from the facility where the Participant is located immediately prior to the Change in Control; or (v) the failure of the Company to cause any successor entity to the Company to assume all obligations under the Plan as set forth in section 8.3 hereof.

2.13	Multiplier: Three (3) for Category 1 Participants; two (2) for Category 2 Participants; and one (1) for Category 3 Participants.

2.14	1934 Act: The Securities Exchange Act of 1934, as amended from time to time.

2.15	Participant: Any individual specified on Appendix A attached hereto in accordance with Article 4 hereof, and who has entered into a non-solicitation agreement in form and substance satisfactory to the Company.

2.16	Plan: The Allmerica Financial Corporation Employment Continuity Plan, as from time to time amended.

2.17	Protection Period: The period beginning with a Change in Control and ending on the second anniversary thereof.

2.18	Retirement: With respect to employees, separation from service with the Company and its affiliates in accordance with a retirement plan maintained by the Company (as in existence immediately prior to the Change in Control) or in accordance with any retirement arrangement established with respect to the Participant with the Participant’s consent; with respect to members of the Board, retirement pursuant to a retirement policy then in effect for members of the Board.

2.19	Retirement Savings Plan: The Allmerica Financial Retirement Savings Plan, as from time to time amended.

2.20	Stock Incentive Plans: Allmerica Financial Corporation Amended Long-Term Stock Incentive Plan and any successor(s) to such plans or other stock option or stock incentive plans approved by the Board.

ARTICLE 3

Plan Term

3.1	Effective Date: The Plan shall be effective as of December 17, 1996.

3.2	Expiration: Subject to the provisions of sections 3.4 and 3.5 hereof, the Plan shall terminate on the date on which the notice requirement of section 3.6 hereof has been satisfied.

3.3	[Reserved].

3.4	Anticipatory Change in Control: In the event the Plan would otherwise terminate pursuant to section 3.2 hereof during any fifteen (15) month period commencing three (3) months prior to an Anticipatory Change in Control, the Plan shall terminate on the first anniversary of such Anticipatory Change in Control; provided, however, in the event of a Change in Control during the one-year period commencing upon such Anticipatory Change in Control, the Plan shall terminate on the last day of the Protection Period.

3.5	Change in Control: In the event the Plan would otherwise terminate pursuant to section 3.2 hereof during the Protection Period commencing upon a Change in Control, the Plan shall terminate on the last day of the Protection Period.

3.6	Notice: The notice requirement of this section shall be satisfied upon the expiration of a thirty-day written notice to all Participants from the Committee of its desire to terminate the Plan.

ARTICLE 4

Eligibility

4.1	General: A Participant shall be eligible to receive benefits and payments hereunder. Participants shall be designated as “Category 1” or “Category 2” or “Category 3” on Appendix A and shall receive benefits and payments hereunder in accordance with such designation.

4.2	Addition or Move: The Committee in its sole discretion may add the names of additional employees of the Company or any affiliate to Appendix A or move the name of a Participant from Category 3 or Category 2 to Category 1 or from Category 3 to Category 2 (any such move is referred to herein as an “Upward Redesignation”) at any time, or subject to the provisions of section 4.3 hereof, move the name of a Participant from Category 1 to Category 2 or Category 3 or from Category 2 to Category 3 (a “Downward Redesignation”). Each such employee shall be eligible to receive benefits and payments hereunder in accordance with the employee’s designation on Appendix A.

4.3

Removal or Downward Redesignation: Except as provided in sections 4.5 and 4.6 hereof, the Committee in its sole discretion may remove the name of any individual specified on Appendix A or cause a Downward Redesignation, in each case effective upon the expiration of the thirty day notice requirement of section 4.7. However, a Participant who voluntarily terminates his/her employment with the Company and/or one of its affiliates shall be removed from Appendix A as of the date that his/her employment is terminated and in the case of a Participant involuntarily terminated by the Company and/or its affiliates at any time prior to a period commencing three (3) months prior to the occurrence of an Anticipatory Change of Control, removal of such Participant’s name from Appendix A shall occur upon the effective date of such involuntary termination. An individual removed from Appendix A shall cease to be eligible to receive benefits and payments hereunder and all rights thereto shall be without further force or effect upon removal from Appendix A. An individual whose Downward Redesignation is effective shall be eligible to receive benefits and payments hereunder in accordance with such individual’s revised designation on Appendix A. Notwithstanding any provision in the Plan to the contrary, the Committee may remove the name of any individual specified on Appendix A or cause a Downward Redesignation at any time with such individual’s written consent.

4.4	[Reserved].

4.5	Anticipatory Change in Control: In the event of an Anticipatory Change in Control, any name to be removed from Appendix A or the subject of a Downward Redesignation pursuant to the first sentence of section 4.3 hereof, which removal or redesignation would otherwise be effective during the fifteen (15) month period commencing three (3) months prior to such Anticipatory Change in Control, shall not be so removed or redesignated until the first anniversary of such Anticipatory Change in Control; provided, however, in the event of a Change in Control during the one-year period commencing upon such Anticipatory Change in Control, such name shall be removed from Appendix A or such redesignation shall be effective on the first day following the end of the Protection Period. Notwithstanding the foregoing, a Participant may be removed from Appendix A during the three (3) month period prior to an Anticipatory Change in Control or thereafter if such removal is due to (a) a termination for Cause, (b) the Participant voluntarily terminates his employment, (c) the individual was involuntarily terminated by the Company and the individual received severance payments in connection therewith and provided a general release of claims to the Company, or (d) the individual was involuntarily terminated by the Company effective prior to a Change in Control and the termination was unrelated to an Anticipatory Change in Control or a Change in Control.

4.6	Change in Control: In the event of a Change in Control, any name to be removed from Appendix A or the subject of a Downward Redesignation pursuant to the first sentence of section 4.3 hereof, which removal or redesignation would otherwise be effective on or after the date of a Change in Control, shall not be so removed or redesignated, as the case may be, until the first day following the end of the Protection Period.

4.7	Notice: The notice requirement of this section shall be satisfied upon the expiration of thirty (30) days after written notice has been received by the Participant from the Committee of its desire to remove such individual’s name from the list of Participants on Appendix A or to cause a Downward Redesignation as the case may be. No notice under this Plan is required if a Participant voluntarily terminates his employment with the Company and/or one of its affiliates, or if a Participant is involuntarily terminated by the Company and/or its affiliates.

ARTICLE 5

Change in Control Payments

5.1	General: In the event of a Change in Control, the Company shall pay to each Participant within ten (10) days following such Change in Control, a lump-sum cash amount equal to the sum of

(a)	the fair market value (determined in accordance with the applicable Stock Incentive Plans as of the date of the Change in Control) of shares of common stock awarded to the Participant under the Stock Incentive Plans which are outstanding, but not vested, immediately after the Change in Control (unless otherwise specifically provided in writing under the terms of the plan, agreement or award pursuant to which such shares were issued); and

(b)	the excess of

(i)	the fair market value (determined in accordance with the applicable Stock Incentive Plans as of the date of the Change in Control) of the shares of common stock designated to a stock option (or stock appreciation right) granted to the Participant under the Stock Incentive Plans and with respect to which, such stock option (or stock appreciation right) is outstanding but not exercisable immediately after the Change in Control, over

(ii)	the exercise price (or base price) for such shares.

5.2	Release: Notwithstanding the foregoing, no amount shall be payable under section 5.1 hereof unless the Participant executes a Waiver and Release in form and substance approved by the Company, which shall be substantially in the form provided in Appendix B attached hereto or as otherwise amended by the Company in accordance with section 8.5 hereof, and such agreement becomes effective waiving and extinguishing any further rights or benefits under the Stock Incentive Plans with respect to shares of common stock, stock options or stock appreciation rights “cashed out” pursuant to Section 5.1 above.

ARTICLE 6

Protected Termination Benefits and Payments

6.1	General: Except as provided in section 6.2(b) hereof, in the event of a Change in Control, the Company shall pay the benefits and payments specified in sections 6.3 and 6.4 hereof if,

(a)	the Company or any affiliate terminates a Participant’s employment with the Company and its affiliates without Cause during the Protection Period,

(b)	the Participant terminates employment with the Company and its affiliates with Good Reason during the Protection Period, or

(c)	with respect to a Category 1 Participant only, such Category 1 Participant terminates employment with the Company and its affiliates for any reason at any time during the thirteenth calendar month commencing after the Change in Control.

6.2	Retirement, Death or Disability:

(a)	For purposes of section 6.1(b) hereof, any termination of employment by reason of Retirement without Good Reason shall be deemed to be a termination of employment by the Participant without Good Reason.

(b)	Notwithstanding the foregoing, no benefits or payments shall be payable to a Participant under this Article in the event the Participant’s employment is terminated by reason of death or such Participant becomes eligible for disability benefits under the Company’s long-term disability plan.

6.3	Lump-Sum Benefits: In the event of a termination of employment specified in section 6.1 hereof, the Company shall pay to each Participant within thirty (30) days following such termination, a lump-sum cash amount equal to the sum of

(a)	the Multiplier times the sum of

(i)	the greater of (A) the Participant’s annual base salary in effect on the date of termination of employment or (B) the Participant’s annual base salary in effect immediately prior to the date of the Change in Control; and

(ii)	the target bonus for the Participant under the Short Term Incentive Plan as in effect immediately prior to the Change in Control (if the Short Term Incentive Plan does not have a target bonus for the year in which the Change of Control occurred, the most recent target bonus shall be used);

(b)	an amount equal to the target bonus under the Short Term Incentive Plan for the plan year in which the Participant’s employment is terminated, times a fraction (not more than one (1)) the numerator of which shall be the number of days the Participant is employed by the Company or any affiliate during the plan year in which the Participant’s employment is terminated and the denominator of which shall be 365;

(c)	if not paid prior to the termination of employment, the Participant’s Short Term Incentive Award for the year prior to the year in which the Participant’s employment is terminated; and

(d)	the Multiplier times the amount which would be credited to the Participant’s account balance(s) under the Retirement Savings Plan and the Excess Plan, in the plan year in which the Participant’s employment is terminated, assuming the account balance increase reflecting the employer matching contribution is determined by using the same match rate as the Participant had elected for the most recent plan year under the Retirement Savings Plan and disregarding for purposes of the employer non-elective contribution the requirement that the Participant be employed on the last day of the calendar year and further assuming the Participant’s eligible compensation (as defined in the respective plans) to be the greater of (A) the Participant’s eligible annualized rate of compensation for the plan year in which the Participant’s employment is terminated or (B) the Participant’s eligible compensation for the plan year immediately preceding the year in which the Change in Control occurred; and

(e)	to the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A of the Code, it shall be so delayed (but not more than is required to comply with such rules).

6.4	Other Benefits: In the event of a termination of employment specified in section 6.1 hereof, the Company shall

(a)	continue for the Coverage Period to cover the Participant under those employee benefit plans (including but not limited to life and disability insurance coverage but excluding dental and health plan coverage which is otherwise provided for in sections 6.4(d) and 6.4(e) hereof) which were applicable to the Participant immediately prior to the Change in Control at the same benefit levels then in effect (or shall provide their approximate equivalent);

(b)	provide outplacement services to the Participant through the Company’s preferred service provider(s) which are substantially equivalent to outplacement services provided by the Company to executive officers of a similar level on the date immediately prior to the Change in Control, or, at the Participant’s election, the Participant may obtain outplacement services from an outplacement provider of his or her choice, provided that the expense to the Company shall not exceed the amount that would have otherwise been paid to the Company’s preferred service provider. The provider of choice will be directly reimbursed by the Company.

(c)	[Reserved].

(d)	with respect to any Participant who is entitled to post-retirement medical benefits under the post-retirement medical plan or arrangement in effect immediately prior to the Change in Control or who would be entitled to such benefits if such Participant were older or had more years of service than such Participant actually has on the date of the Participant’s termination of employment by a number of years equal to the Multiplier and such Participant were credited with a number of additional years of service and age, in each case equal to the Multiplier,

(i)	during the Coverage Period, provide coverage for the Participant and the applicable dependents under the group health plan maintained by the Company or any affiliate at substantially the same level of coverage in effect immediately prior to the Change in Control or coverage in effect at the date of termination provided such coverage provides a substantially equivalent level of coverage as the coverage in effect immediately prior to the Change in Control, and

(ii)	upon expiration of such Coverage Period, provide the Participant and applicable dependents with coverage under the post-retirement medical plan or arrangement at a level substantially similar to the level in effect immediately prior to termination of employment, subject to retiree contributions at a rate no greater than that in effect immediately prior to termination of employment or (as the same may be adjusted from time to time) for all similarly situated retirees with comparable age, health background and coverage (or shall provide their equivalent);

(e)	provide dental and health plan coverage for the Coverage Period for the Participant and the applicable dependents under the group dental and health plans maintained by the Company or any affiliate for employees of a level similar to that of such Participant immediately prior to such Change in Control;

(f)	discontinue one or more of the benefits provided under Sections 6.4(a) and 6.4(e) if a Participant obtains employment with another company pursuant to which group health benefits are available; and

6.5	Release: Notwithstanding the foregoing, no amounts shall be payable under sections 6.3 and 6.4 hereof unless the Participant executes a Waiver and General Release, in form and substance approved by the Company, which shall be substantially in the form provided in Appendix C attached hereto or as otherwise amended by the Company in accordance with section 8.5 hereof, and such agreement becomes effective.

6.6	Interim Period:

(a)	In the event the Company or any affiliate terminates a Participant’s employment with the Company and its affiliates without Cause during the period commencing three (3) months prior to an Anticipatory Change in Control and ending upon a Change in Control (the “Interim Period”), and a Change of Control occurs within the one-year period after the date of the Anticipatory Change of Control, such Participant shall become entitled to the benefits he or she otherwise would have received if such termination had occurred on the date of the Change in Control (based on his or her annual salary and target bonus immediately prior to the date of actual termination) and he or she was terminated without Cause on the date of the Change in Control; provided however,

(i)	any benefits payable shall be reduced by any severance or similar payments or benefits otherwise paid or payable by the Company or its affiliates in connection with such termination;

(ii)	such Participant shall be subject to the same obligations and responsibilities as any other Participant receiving similar benefits hereunder (including, without limitation, the requirement to provide waivers and releases under Sections 5.2 and 6.5); and

(iii)	no benefits shall be payable as a result of the application of this Section 6.6 if (1) the removal of such Participant’s name from Appendix A had become effective, (2) a Change in Control does not occur, (3) the Participant previously provided a general release of claims to the Company in connection with his or her prior termination, (4) the Participant otherwise agrees or agreed in writing to waive the right to such payments or benefits, or (5) the termination was unrelated to an Anticipatory Change in Control or a Change in Control.

(b)	If during the Interim Period,

(i)	any change is made to a Participant’s duties or responsibilities, or any reduction is made to the Participant’s salary or annual target opportunity, or any reduction is made with respect to other benefit, compensation, welfare benefit or other material fringe benefit plan (excluding with respect to any such plan any across-the-board reductions in benefits effected with respect to all executive employees of the Company), or

(ii)	the Participant is required to relocate to an office more than 35 miles from the facility where the Participant is located immediately prior thereto,

then for purposes of determining whether Good Reason exists, or determining benefits payable pursuant to this Plan, such Participant’s duties and responsibilities, salary and annual target opportunity, or other benefit compensation, welfare benefit or other material fringe benefit plan, or location, as applicable, shall be applied as of the date of the commencement of the Interim Period.

ARTICLE 7

Taxation of Benefits and Payments

7.1	Withholding Taxes: The Company may withhold from the Participant’s benefits and payments payable hereunder the amount which it determines is necessary to satisfy its obligation to withhold federal, state and local income taxes or other taxes or amounts required to be withheld.

7.2	Gross-Up Payment: In the event it shall be determined that any benefit or payment payable hereunder to a Participant would be subject to the excise tax imposed by section 4999 of the Code, the Company shall pay to the Participant (or to the Internal Revenue Service on behalf of the Participant) in any taxable year for which the excise tax is payable an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including but not limited to federal, state and local income taxes, excise taxes, and FICA taxes including hospital insurance taxes) imposed on the Gross-Up Payment, the Participant retains (or has had paid to the Internal Revenue Service on his or her behalf) an amount of the Gross-Up Payment equal to the sum of

(a)	the excise tax imposed by section 4999 of the Code, and

(b)	the product of (i) any income tax deductions of the Participant disallowed because of the inclusion of the Gross-Up Payment in the Participant’s adjusted gross income, times (ii) the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to (a) pay federal, state and local income taxes (for the residence where the Participant most recently filed a return for such taxes) at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made and (b) have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment.

To the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section 7.2, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties.

7.3	[Reserved]

7.4	Determination of Excise Tax: All determinations of gross-up payments that are required to be made under section 7.2 hereof shall be made by PricewaterhouseCoopers LLP or such other public accounting firm as may be retained by the Company prior to the Change of Control. The determination by such accounting firm shall be final and conclusive, absent manifest error.

7.5

Claim by Internal Revenue Service: As soon as practicable, a Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the excise tax under section 4999 of the Code. If the Company notifies the Participant in writing that it desires to contest such claim, the Participant shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to the imposition of the excise tax under section 4999 of the Code and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

ARTICLE 8

Miscellaneous

8.1	No Mitigation: No benefit or payment payable hereunder shall be subject to offset including, but not limited to, amounts in respect of any claims which the Company may have against the Participant, provided, however, the amount payable hereunder to any Participant shall be reduced by any amounts payable to such Participant from the Company or any affiliate pursuant to any other severance plan or policy (including any employment agreement).

8.2	Legal Fees: The Company shall reimburse all costs and expenses, including attorneys’ fees, of the Participant in connection with any legal proceedings relating to the Plan, any plan listed on Appendix D, or any successor plans; provided, however, the Company shall not reimburse such costs and expenses for the Participant if (a) prior to the initiation of any proceedings by the Participant, such Participant fails to specify in writing all claims relating to the Plan, any plan listed on Appendix D, or any successor plans and to provide the Committee with thirty (30) days to address such claims, or (b) the judge or other individual presiding over the proceedings affirmatively finds that (i) the Participant did not initiate such proceedings in good faith, or (ii) the Participant violated the terms of the Waiver and Release required under section 5.2 hereof or the Waiver and General Release required under section 6.5 hereof.

8.3	Successors: If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the duties set forth hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place (including but not limited to section 8.7 hereof).

8.4	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding that such member was not acting in good faith on the reasonable belief that he or she was acting in the best interests of the Company; provided that upon the institution of any such action, suit or proceeding, a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

8.5	Amendments: The Board or the Committee may at any time, or from time to time, amend the Plan in whole or in part or amend it in such respects as the Board or the Committee may deem appropriate; provided, however, that no amendment to the Plan (including the waiver and release agreements provided in sections 5.2 and 6.5 hereof) shall, without the affected Participant’s written consent, impose any obligations on the Participant or impair any rights or obligations hereunder except as provided in section 4.3 hereof.

8.6	Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

8.7	Survival: Notwithstanding any provision in the Plan to the contrary, the obligations hereunder to the Participants which arise due to an Anticipatory Change in Control or a Change in Control shall survive any termination of the Plan and shall be binding upon the Company.

8.8	Notice: All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when actually delivered, or five (5) days after deposit in the United States mail, certified and return receipt requested, for delivery to

(a)	the Committee at Allmerica Financial, 440 Lincoln Street, Worcester, MA 01653; or

(b)	the Participant at the last known address specified in the Company’s records.

Any notice required to come from the Committee shall be deemed to be satisfied by a notice from an authorized officer of the Company following approval by the Committee of the action described in such notice.

8.9	Governing Law: The validity, construction and effect to the Plan and any actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

APPENDIX A

APPENDIX B

Waiver and Release

In exchange for the benefits and payments offered to me by Allmerica Financial Corporation as set forth in section 5.1 of The Allmerica Financial Corporation Employment Continuity Plan (the “Plan”), I hereby release Allmerica Financial Corporation and all of its past and/or present divisions, affiliates, subsidiaries, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors and assigns, in their individual and/or representative capacities (the “Company”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company, whether known or unknown to me, under the Allmerica Financial Corporation Long-Term Stock Incentive Plan and any successor(s) to such plans, but only with respect to shares of common stock, stock options or stock appreciation rights “cashed out” pursuant to Section 5.1 of the Plan (“Stock Rights”).

I represent that I have not filed, and will not hereafter file, any claim against the Company relating to such Stock Rights.

I understand and agree that if

(i)	I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violate the terms of this Waiver and Release;

(ii)	without prior written consent from the Company, I disclose to any other person or entity any non-public information concerning the Company’s financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information other than through a breach by me of my fiduciary duties to the Company or which cannot reasonably be expected to adversely affect the business of the Company, unless required to do so by a court of competent jurisdiction or other governmental authority with purported or apparent jurisdiction;

(iii)	I, directly or indirectly, hire, recruit, solicit or induce, attempt to hire, recruit, solicit or induce, or assist or encourage a third party to hire, recruit, solicit or induce, any person who was employed by the Company (including any of its affiliates, as determined at the time of such termination) at the time of my termination of employment, to terminate his or her employment with the Company (or any of such affiliates) during [for Category 1 and Category 2 Participants, “the two year period” and for Category 3 Participants, “the one year period”] commencing on the date of my termination of employment, or, during such [one][two] year period, I otherwise recommend for employment or interfere in any way with the Company’s relationship with any such employee; or

(iv)	I violate the terms of any non-solicitation agreement between myself and the Company, including, without limitation, the agreement referred to in the definition of “Participant”,

which agreement I hereby reaffirm as of the date hereof and represent and warrant is fully enforceable and I waive any claim that such agreement is not enforceable in any respect;

the Company shall have the right to the return of the benefits and payments paid to me by the Company under section 5.1 of the Plan (together with interest thereon at the rate of six (6) percent per annum from the date of receipt by me to the date of payment by me). Notwithstanding the foregoing, in no event shall this Waiver and Release be construed to waive or release any rights I may have to be indemnified under the Company’s Charter, By-Laws, other agreements or documents or statutory provisions providing such indemnification.

I understand and agree that I shall notify the Company in writing, as soon as practicable, of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the excise tax under section 4999 of the Code. I further understand and agree that if the Company notifies me in writing that it desires to contest such claim, I shall cooperate in all reasonable ways with the Company in accordance with the provisions of section 7.5 of the Plan.

IN WITNESS WHEREOF, the Company has caused this Waiver and Release to be executed by a duly authorized officer of the Company and I have executed this Waiver and Release as of the date set forth below.

Name of Participant

Signature

Date

Allmerica Financial Corporation

By:

Title

Date

APPENDIX C

Waiver and General Release

In exchange for the benefits and payments offered to me by Allmerica Financial Corporation as set forth in The Allmerica Financial Corporation Employment Continuity Plan (the “Plan”), I hereby release Allmerica Financial Corporation and all of its past and/or present divisions, affiliates, subsidiaries, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors and assigns, in their individual and/or representative capacities (the “Company”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company, whether known or unknown to me, by reason of my employment and/or cessation of employment with the Company or otherwise involving facts relating to such employment which occurred on or prior to the date that I have signed this Release, including without limitation all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Reconstruction Era Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state and local laws, statutes, rules and regulations pertaining to employment, as well as any and all claims under state contract or tort law.

I represent that I have not filed, and will not hereafter file, any claim against the Company relating to my employment and/or cessation of employment with the Company, or otherwise specified above involving facts which occurred on or prior to the date that I have signed this Waiver and General Release.

I understand and agree that if

(i)	I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violate the terms of this Waiver and General Release,

(ii)	without prior written consent from the Company, I disclose to any other person or entity any non-public information concerning the Company’s financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information other than through a breach by me of my fiduciary duties to the Company or which cannot reasonably be expected to adversely affect the business of the Company, unless required to do so by a court of competent jurisdiction or other governmental authority with purported or apparent jurisdiction;

(iii)

I, directly or indirectly, hire, recruit, solicit or induce, attempt to hire, recruit, solicit or induce, or assist or encourage a third party to hire, recruit, solicit or induce, any person who was employed by the Company (including any of its affiliates, as determined at the time of such termination) at the time of my termination of employment, to terminate his or her employment with the Company (or any of such affiliates) during [for Category 1 and

Category 2 Participants, “the two year period” and for Category 3 Participants, “the one year period”] commencing on the date of my termination of employment, or, during such [one][two] year period, I otherwise recommend for employment or interfere in any way with the Company’s relationship with any such employee; or

(iv)	I violate the terms of any non-solicitation agreement between myself and the Company, including, without limitation, the agreement referred to in the definition of “Participant”, which agreement I hereby reaffirm as of the date hereof and represent and warrant is fully enforceable and I waive any claim that such agreement is not enforceable in any respect;

the Company shall have the right to the return of the benefits and payments paid to me by the Company under the Plan (together with interest thereon at the rate of six (6) percent per annum from the date of receipt by me to the date of payment by me).

Notwithstanding the foregoing, in no event shall this Waiver and Release be construed to waive or release any rights I may have to be indemnified under the Company’s Charter, By-Laws, other agreements or documents or statutory provisions providing such indemnification.

I also agree to respond to questions and/or inquiries and provide other information concerning matters that were within the ambit of my responsibilities during my employment with the Company. It is anticipated that most matters will be addressed through phone calls and/or e-mails.

I understand and agree that I shall notify the Company in writing, as soon as practicable, of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the excise tax under section 4999 of the Code. I further understand and agree that if the Company notifies me in writing that it desires to contest such claim, I shall cooperate in all reasonable ways with the Company in accordance with the provisions of section 7.5 of the Plan.

I have read this Waiver and General Release carefully, have been given at least 21 days to consider all of its terms, have been advised to consult with an attorney and any other advisors of my choice, and fully understand that by signing below I am, to the extent provided herein, giving up any right which I may have to sue or bring any other claims against the Company. I have not been forced or pressured in any manner whatsoever to sign this Waiver and General Release, and I agree to all of its terms voluntarily.

I understand that I have seven days from the date I have signed this Waiver and General Release below to revoke this Waiver and General Release, that this Waiver and General Release will not become effective until the 8th day following the date that I have signed this Waiver and General Release, and that the Company will have no obligation to pay me the benefits and payments under the Plan as agreed unless this Waiver and General Release becomes effective.

I further understand that this Waiver and General Release is the complete and exclusive statement of its terms and any waiver prior to the date of my signature below with respect to the Plan shall be without further force or effect on the effective date of this Waiver and General Release.

IN WITNESS WHEREOF, the Company has caused this Waiver and General Release to be executed by a duly authorized officer of the Company and I have executed this Waiver and General Release as of the date set forth below.

Name of Participant

Signature

Date

Allmerica Financial Corporation

By:

Title

Date

APPENDIX D

First Allmerica Financial Life Insurance Company Non-Qualified Executive Deferred Compensation Plan

Allmerica Financial Non-Qualified Savings Retirement Plan

First Allmerica Financial Life Insurance Company Excess Benefit Retirement Plan

First Allmerica Financial Life Insurance Company individual deferred compensation agreements